Exhibit 23.2

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cascade Microtech, Inc.:

We consent to the use of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Cascade Microtech, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, redeemable stock, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to Cascade Microtech, Inc.’s adoption of Financial Accounting Standards No. 123 (revised 2004), Share Based Payments, effective January 1, 2006.

/s/    KPMG LLP

Portland, Oregon

September 13, 2007